SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 11-K


(Mark One)
|X|   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
        1934

                   For the fiscal year ended December 31, 1997

                                       OR

|_|   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
        ACT OF 1934 (NO FEE REQUIRED)


                          Commission file number 0-3722

      A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                          Atlantic American Corporation
                         401(k) Retirement Savings Plan

      B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          Atlantic American Corporation
                            4370 Peachtree Road, N.E.
                             Atlanta, Georgia 30319

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN



The following exhibits are filed herewith:

      Exhibit 99.1: Financial Statements and Schedules as of December 31, 1997 and 1996 together with auditor's report.

      Exhibit 99.2:  Consent of Arthur Andersen LLP

SIGNATURES

THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 Atlantic American Corporation
                                401(k) Retirement Savings Plan
                           ------------------------------------------
                                        (Name of Plan)

Date:  July 15, 1997       Edward L. Rand, Jr.
       -------------       ------------------------------------------
                           Vice President - Treasurer






                                       2